Exhibit 10.1

September13, 2016

Kyle Ross
533 N. Edinburgh Ave.

Los Angeles, CA 90048

Dear Kyle:

I am pleased to confirm your appointment to the position of President and interim Chief Executive Officer for Real Industry, Inc. (the “Corporation”) and reporting solely and directly to our Board of Directors.   I am also pleased to confirm your appointment as Executive Vice President and Chief Investment Officer of the Corporation.   For the avoidance of doubt, while you are serving as President and Chief Executive Officer on an acting and interim basis, we are considering you as a candidate for such position on a non-interim basis with the current intention of reaching a decision on or prior to the next annual meeting of stockholders of the Corporation.  We note that you have assumed these new titles and roles with the Corporation effective August 19, 2016, with your appointment as President and interim Chief Executive Officer and Chief Investment Officer.  You will continue to retain the role of Chief Financial Officer until a successor is duly appointed.

Your base annual compensation for Executive Vice President and Chief Investment Officer will be increased to a rate of $450,000, subject to annual review for increase (but not subject to decrease without your consent).  In addition you will be entitled to participate in all compensation and benefit programs applicable to other senior managers of the Corporation as currently in effect or approved by the compensation committee in the future. This will include, without limitation, the annual cash incentive program for 2016 and all other years during which you are employed by the Corporation, based on specific individual and corporate performance criteria as recommended and approved by the compensation committee. Your bonus target during the period of your employment with the Corporation will be increased to 80% of your base annual compensation.  Your actual bonus earned for 2016 will be based on the earned percentage of this target according to the individual and corporate performance criteria applicable for fiscal 2016, applied to your new annual salary.

In connection with your agreement to serve and appointment as President and Chief Executive Officer of the Corporation on an interim and acting basis, you will be granted two restricted stock awards:

1.A restricted stock award in the amount of $200,000, vesting in whole and not in part one year following the grant date based upon your continued and uninterrupted employment by the Corporation; and

2.A restricted stock award in the amount of $500,000, vesting in whole and not in part at the end of three years based upon your continued and uninterrupted employment by the Corporation.

The number of shares issued under each of such restricted stock award shall be determined by dividing the grant value by the closing price of the common stock of the Corporation on the Nasdaq on the date that such award is granted, rounded up to the nearest whole share.  The grant date is expected to be on or about the date of this letter.  You will also continue to be eligible to participate in all equity programs approved by the compensation committee. Currently these programs include, without limitation, the Long Term Incentive Plan (LTIP).

All equity holdings, including vested and unvested grants, are subject to the stock ownership guidelines for senior management.  You will continue to be subject to the stock ownership guidelines as an Executive Vice President while you serve as President and Chief Executive Officer of the Corporation on an interim and acting basis.

At all times during your employment with the Corporation you will continue to be (i) eligible to participate in all of the Corporation’s benefit plans, programs and policies applicable to senior officers of the Corporation, which include, without limitation, various life, health and accident insurance plans and savings plan, (ii) indemnified to the fullest extent permitted by Delaware law and covered by any Director and Officer Liability insurance maintained by the Corporation for its senior executive officers (which, for the avoidance of doubt, shall continue to cover you after the termination of your employment with respect to any liability with respect to your employment, subject to applicable standards of conduct under the Delaware General Corporation Law, any director and officer indemnification agreement entered into with the Corporation and/or applicable Director and Officer Liability insurance policies, as the case may be) and (iii) a participant in the Management Continuity Plan for Senior Officers (or any successor thereto) (the “Continuity Plan”).  You will participate in the Continuity Plan as an Executive Vice President while serving as President and Chief Executive Officer of the Corporation on an interim and acting basis.  If you are appointed as President and Chief Executive Officer of the Corporation on a non-interim basis, then upon such appointment you will be entitled to receive the severance benefits provided under the Continuity Plan as the Chief Executive Officer, provided, however, that notwithstanding anything to the contrary in this letter agreement or the Continuity Plan, it shall not be considered a “Discharge from Employment”, a “material diminution in the Executive’s authority, duty or responsibilities”  or a “material diminution in the Employee’s base compensation” under the definition of “Good Reason”, as each term is defined under the Continuity Plan, if you are not selected and appointed as President and Chief Executive Officer on a non-interim or non-acting basis or another person is appointed to either or both of such positions.  Furthermore, it shall not be considered a “Discharge from Employment” or a “material diminution in the Executive’s authority, duty or responsibilities” under the definition of “Good Reason”, as each term is defined under the Continuity Plan, when a successor is appointed as Chief Financial Officer.

For the avoidance of doubt, we and you acknowledge and confirm that the adoption and implementation of the Continuity Plan did not, and does not, affect your employment arrangements with the Corporation and that certain Evergreen Employment Agreement dated as of August 1, 2014 is superseded by the Continuity Plan and that such employment agreement is terminated with your consent.

Please acknowledge acceptance of this offer by signing below and returning one copy to my attention. I would like to take this opportunity to wish you luck in your new position, and I am sure our relationship will be one of mutual benefit. Feel free to contact me should you have any questions.

Sincerely,

/s/ Peter C.B. Bynoe

Peter C.B. Bynoe
On behalf of the Compensation Committee
of Real Industry, Inc.

Accepted:

/s/ Kyle RossDated:  September 13, 2016

Name:  Kyle Ross

cc: William Hall, Chairman of the Board
Philip G. Tinkler, Chair Nominating and Governance Committee
David S. Stone, Esq.